Exhibit 5.1

Thomas A. Coll

+1 858 550 6013

collta@cooley.com

May 20, 2022

Mirati Therapeutics, Inc.

3545 Cray Court

San Diego, California 92121

Ladies and Gentlemen:

You have requested our opinion, as counsel to MIRATI THERAPEUTICS, INC., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 11,214,542 shares of the Company’s Common Stock, $0.001 par value per share (the “Shares”), consisting of (i) 3,500,000 shares of Common Stock authorized pursuant to the Company’s 2022 Equity Incentive Plan (“2022 Plan”), (ii) 1,294,179 shares of Common Stock that remained available for grant of new awards under the Company’s 2013 Equity Incentive Plan (the “Prior Plan”) as of the effective date of the 2022 Plan and may be issued under the 2022 Plan, and (iii) 6,420,363 shares of Common Stock subject to outstanding awards granted under the Prior Plan that may become available for grant under the 2022 Plan.

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectus, the 2022 Plan and the Prior Plan, the Company’s Amended and Restated Certificate of Incorporation and Bylaws, as amended, each as currently in effect, and originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials, and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness of such documents. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the 2022 Plan, the Registration Statement and related prospectus, will be validly issued, fully paid and nonassessable (except as to Shares issued pursuant to deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Thomas A. Coll
Thomas A. Coll

4401 EASTGATE MALL, SAN DIEGO, CA 92121 T: (858) 550-6000 F: (858) 550-6420 WWW.COOLEY.COM